Prospectus


                          LIGHTPATH TECHNOLOGIES, INC.

                    1,758,490 Shares of Class A Common Stock

         This Prospectus relates to an aggregate of up to 1,750,000 shares of Class A Common Stock, $.01 par value (the "Common Stock") of LightPath Technologies, Inc., a Delaware corporation (the "Company") issuable upon conversion of 375 shares of Series C Preferred Stock and exercise of 337,078 redeemable Class G Warrants and 58,427 redeemable Class H Warrants (collectively, the "Warrants") which were issued to investors in a private placement completed by the Company in February 1998. In addition, this Prospectus relates to 8,490 shares of Class A Common Stock outstanding as of the date of this Prospectus, all of which, were issued to the placement agent for services rendered in connection with the Series C Preferred Stock private placement (collectively the "Selling Securityholders" ). All of the shares covered by this Prospectus are being offered by the Selling Securityholders.

         The securities offered by this Prospectus may be resold from time to time by the Selling Securityholders. The distribution of the securities offered hereby may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated paces. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Securityholders.

         None of the proceeds from the sale of the shares of Common Stock offered hereby will be received by the Company, however, the Company will receive proceeds from the exercise, if any, of the Warrants. Substantially all of the expenses in connection with the registration of the Common Stock will be borne by the Company, except for any underwriters', brokers', and dealers' commissions and/or discounts. See "Plan of Distribution".

         The Common Stock of the Company is quoted on the Nasdaq SmallCap Market under the symbol "LPTHA". On March 9, 1998, the last reported bid price for the Common Stock, as reported by Nasdaq Stock Market was $7.25.

         The Selling Securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered, and any profits realized or commissions received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Act. The Company will not receive any of the proceeds from the resale of securities by the Selling Securityholders.

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING AT PAGE 7.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                  SECURITIES COMMISSION, NOR HAS THE SECURITIES
                      AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY
               OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              --------------------
                 The date of this Prospectus is March 31, 1998.
                              --------------------
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                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-3, of which this Prospectus forms a part, ("Registration Statement") under the Securities Act of 1933, as amended with respect to the securities offered hereby. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete. In each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated by reference, each such statement being qualified in all respects by such reference.

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended, (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. For further information with respect to the Company, its reports, proxy statements and other information and the securities offered hereby, reference is made to such reports, proxy statements and other information, the Registration Statement and the exhibits filed as part thereof. The Registration Statement and the reports and other information filed by the Company in accordance with the Exchange Act can be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, New York, 10048 and Citicorp Center 500, West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at its principal office 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. In addition the Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, such as the Company, that file electronically with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed with the Commission by the Company and are hereby incorporated by reference into this Prospectus:

i. The Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997. The report of KPMG Peat Marwick LLP on the aforementioned financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and resulting continued dependence on external sources of capital raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty;
ii. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended September 30, 1997;
iii. The Company's Quarterly Report on Form 10-QSB for the quarterly period ended December 31, 1997;
iv. The description of the Company's Class A Common Stock, Class A Warrants and Class B Warrants contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 15(d) of the Exchange Act dated January 13, 1996; and
v. The Company's Proxy Statement relating to its 1997 Annual Meeting, as filed with the Commission pursuant to Section 14 of the Exchange Act on September 11, 1997.

All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such reports and documents.

         Any  statement   contained  in  a  document   incorporated   or  deemed
incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of each such person, a copy of any document incorporated herein by reference, (not including exhibits to the document that have been incorporated herein by reference unless such exhibits are specifically incorporated by reference in this Prospectus). Requests should be directed to Investor Relations, LightPath Technologies, Inc., 6820 Academy Parkway East NE, Albuquerque, New Mexico, 87109, telephone
(505)342-1100.
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                               PROSPECTUS SUMMARY

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         The  following  summary  should  be read in  conjunction  with,  and is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) incorporated by reference. Unless otherwise indicated, the information in this Prospectus assumes no exercise of
any  other   outstanding   warrants  or  options.   This   Prospectus   contains
forward-looking statements that involve certain risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in the "Risk Factors."

                                   The Company

         LightPath Technologies, Inc. ("LightPath" or the "Company") produces GRADIUM(R) glass and performs research and development on future GRADIUM glass applications. GRADIUM glass is an optical quality glass material with varying refractive indices, capable of reducing optical aberrations inherent in conventional lenses and performing with a single lens tasks traditionally performed by multi-element conventional lens systems. The Company believes that GRADIUM glass lenses provide advantages over conventional lenses for certain applications. By reducing optical aberrations, the Company believes that GRADIUM glass lenses can provide sharper images, higher resolution, less image distortion, a wider usable field of view and a smaller focal spot size. By reducing the number of lenses in an optical system, the Company believes that GRADIUM glass can provide more efficient light transmission and greater brightness, lower production costs, and a simpler, smaller product. While the Company believes that other researchers have sought to produce optical quality lens material with the properties of GRADIUM glass, the Company is not aware of any other person or firm that has developed a repeatable manufacturing process for producing such material on a prescribable basis. LightPath has been issued fourteen patents and has pending filed patent applications related to its materials composition, product design and fabrication processes for the production of GRADIUM glass products. The Company continues to develop new GRADIUM glass materials with various refractive index and dispersion profiles, whole value added lens systems for a variety of optical applications, and multiplexers and interconnects for the telecommunications field.

         The Company believes that GRADIUM glass can potentially be marketed for use in most optics and optoelectronics products. In an attempt to more rapidly establish initial sales volume, to date the Company has emphasized laser products that it believes may have the greatest immediate commercial impact with the least initial investment. Generally, optical designers can substitute GRADIUM glass components from the Company's standard line of products in lieu of existing conventional laser lens elements. Lasers are presently used extensively in a broad range of consumer and commercial products, including fiber optics, robotics, wafer chip inspection, bar code reading, document reproduction and audio and video compact disc machines. Because GRADIUM glass can concentrate light transmission into a much smaller focal spot than conventional lenses, the Company believes and customers' test results confirm that GRADIUM glass has the ability to improve laser performance. The Company's growth strategy is to target key laser market niches and establish the necessary products and partnership alliances to sell into Europe and Asia as well as the U.S. market. During fiscal year 1997, the Company established relationships with seven foreign distributors and a Silicon Valley manufacturer representative. The Company believes these relationships will enable it to rapidly establish a presence in certain foreign and domestic markets. In addition to laser applications, the Company, through its printed and Internet on-line catalog, offers a standard line of GRADIUM glass lenses for commercial sales to optical designers developing particular systems for original equipment manufacturers ("OEMs") or in-house products.

         Because complex optical systems contain many optical components, and GRADIUM glass lenses can be utilized to reduce the number of lens elements in such systems, the Company believes that GRADIUM glass lenses can simplify the design and improve the performance of complex optical systems. However, design and production of an optical product is a lengthy process, and it could take years for producers to redesign complex optical systems using GRADIUM glass, reconfigure the product housing, re-engineer the assembly process and commence commercial quantity orders for GRADIUM glass components.
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         The  Company  can not  predict  how  much  time  will be  required  for manufacturers of existing optical systems to incorporate GRADIUM glass into such systems , if ever. Accordingly, the Company intends to focus its long-term
marketing  efforts  on  emerging  niche  industries,   such  as  multimedia  and
telecommunications,   that  are  currently  designing   next-generation  optical
systems, and performance driven industries, such as medical instruments, that are seeking to optimize performance of existing optical products.

         The Company's growth strategy is also to develop strategic relationships with OEMs that incorporate or produce optical components. The Company believes OEM relationships may expand and develop the Company's technology base by evolving into more sophisticated joint development efforts and, as a result, complex products, although there can be no assurances in this regard. The Company's existing OEM relationships have resulted in the development of prototype lenses a leading manufacturer of endoscopes, Karl Storz GMBH & Co., camera television lenses, wafer chip inspection and the optimization of a high performance riflescope for a gunsight manufacturer.

         Optoelectronics technologies represent an overlap of photonics and electronics and are key enablers of "Information Age" technologies, such as fiberoptic communications, optical data storage, laser printers, digital imaging, and sensors for machine vision and environmental monitoring. As part of its growth strategy, the Company has targeted various optoelectronic industry market niches and is currently developing additional GRADIUM glass products and key strategic alliances with technology and marketing partners to design, build and sell next generation integrated components and devices. The Company believes that GRADIUM glass can provide industry wide solutions to optoelectronic problems associated with light gathering, packaging and alignment.

         Since its inception in 1985 until June 1996, the Company was a development stage enterprise that engaged in basic research and development. During fiscal year 1997, the Company's operational focus began to shift to product development and commercial sales. The Company believes that most of its product sales prior to fiscal year 1997 have been to persons evaluating the commercial application of GRADIUM glass or using the products for research and development. During 1997, numerous prototypes for production orders were completed. In addition, catalog sales of standard profiles were received. The Company currently offers standard, computer-based profiles of GRADIUM glass that engineers can use for product design. The current focus of the Company's technology department development efforts is the expansion of GRADIUM product's applications to the areas of multiplexers and interconnects for the telecommunications field, the addition of the Company's crown glass product line to supplement its existing flint products, development of acrylic axial gradient material to extend the range of existing product applications, and the upgrade of proprietary material design software and optical design tools to facilitate product design.

         The Company was incorporated in Delaware in 1992. Its corporate headquarters are located at 6820 Academy Parkway East N.E., Albuquerque, New Mexico, 87109 and its telephone number is (505) 342-1100.

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward looking statements made by or on behalf of the Company. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures, growth, product development, sales, business strategy and other such matters constitute forward-looking statements. These forward-looking statements are based largely on the Company's expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from the forward-looking statements as a result of a number of factors, including, but not limited to, the Company's early stage of development, the need for additional financing, and intense competition in various aspects of its business. In light of these risks and uncertainties, all of the forward-looking statements made are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized.
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
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                                  The Offering
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Securities Offered by Selling                1,758,490  shares of Class A Common
Securityholders:                             Stock

                                             1,750,000  shares  of the  Class  A
                                             Common  Stock  offered  hereby  are
                                             issuable upon  conversion of Series
                                             C Preferred  Stock and  exercise of
                                             outstanding  Class G  Warrants  and
                                             Class  H  Warrants.  Each  Class  G
                                             Warrant is  exercisable at any time
                                             on  or  before   February  2001  to
                                             purchase  for  $6.68  one  share of
                                             Class A Common  Stock,  subject  to
                                             adjustment. Each Class H Warrant is
                                             exercisable   at  any  time  on  or
                                             before  February  2003 to  purchase
                                             for  $6.68  one  share  of  Class A
                                             Common Stock subject to adjustment.
                                             8,490  shares of the Class A Common
                                             Stock offered  hereby are currently
                                             outstanding.

                                             Each  share of  Series C  Preferred
                                             Stock   has  a  stated   value  and
                                             liquidation  preference of $10,000,
                                             plus an 8% per annum premium.  Each
                                             share of Series C  Preferred  Stock
                                             is  convertible  into a  number  of
                                             shares  of Class A Common  Stock at
                                             the option of holder,  with  volume
                                             limitations,  during  the  first  9
                                             months,  based on its stated  value
                                             at the conversion date divided by a
                                             conversion  price.  The  conversion
                                             price is  defined  as the lesser of
                                             (i)  $6.675  or  (ii)  85%  of  the
                                             average  closing  bid  price of the
                                             Company's  Class A Common Stock for
                                             the   five   days   preceding   the
                                             conversion date.
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                            Company's Capitalization
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Common Stock Outstanding December 31,
1997(1)(3):

   Class A Common Stock                      2,988,746 shares(1)(3)

   Class E-1 Common Stock                    1,481,584 shares(2)

   Class E-2 Common Stock                    1,481,584 shares(2)

   Class E-3 Common Stock                      987,715 shares(2)

Use of Proceeds                              The Company  intends to use the net
                                             proceeds received upon the exercise
                                             of  the   Warrants,   if  any,  for
                                             general   corporate   purposes  and
                                             working    capital    to    support
                                             anticipated     growth    including
                                             research and  development  programs
                                             and continuing product development.
                                             See "Use of Proceeds." All proceeds
                                             received  upon resale of any of the
                                             shares  of  Class  A  Common  Stock
                                             offered  hereby will be received by
                                             the Selling Securityholders.

Risk Factors                                 The   securities   offered   hereby
                                             involve  a high  degree of risk and
                                             immediate  substantial  dilution to
                                             public investors.  An investment in
                                             the  Class A Common  Stock  offered
                                             hereby  should be made only after a
                                             careful    consideration   of   the
                                             various  risks which may affect the
                                             Company  and  its  operations.  See
                                             "Risk Factors"

Nasdaq  Symbols                              Units - LPTHU
                                             Class A Common Stock - LPTHA
                                             Class A Warrants - LPTHW
                                             Class B Warrants - LPTHZ

--------

(1) Does not include outstanding options at December 31, 1997 to purchase 809,175 shares of Class A Common Stock and 117,862 shares of Class E-1, 117,862 shares of Class E-2 and 78,575 shares of Class E-3 Common Stock which are exercisable at option exercise prices ranging from $5.00 to $51.56 per share and 1,138,226 shares of Class A Common Stock reserved for issuance upon future grants of options issuable under the Company's stock option plans.
(2) Each share of outstanding Class E-1 Common Stock, Class E-2 Common Stock and Class E-3 Common Stock (collectively, the "Class E Shares") will, on a class basis, automatically convert into Class A Common Stock if and as the Company attains certain earnings levels or the market price of the Company's Class A Common Stock achieves certain targets with respect to each of the three separate classes. The Class E Shares will be redeemed by the Company for a nominal amount if such earnings levels or market price targets are not achieved.
(3) Does not include an aggregate of 12,088,000 shares of Class A Common Stock issuable upon exercise of (i) the Unit Purchase Option granted to the IPO underwriter and the Class A and Class B Common Stock Purchase Warrants underlying the Unit Purchase Option; (ii) the Class A Warrants and Class B Warrants forming part of the IPO Units, (iii) the 839,000 Class A Warrants issued at the IPO; (iv) the 839,000 additional Class B Warrants issuable upon exercise of the Class A Warrants referred to in (iii) above, and (v) the additional 4,250,000 shares of Class A Common Stock issuable upon conversion of Series A, Series B, and Series C Preferred Stock and exercise of Class C, Class D, Class E, Class F, Class G and Class H Warrants.
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
                                  RISK FACTORS

         An investment in the securities offered hereby involves a high degree of risk and should only be made by investors who can afford the loss of their entire investment. Prospective investors, prior to making an investment decision, should give careful consideration, in addition to the other information contained in the documents incorporated herein by reference and the documents filed by the Company from time to time with the Securities and Exchange Commission, to the following risk factors.

         Accumulated Deficit, Working Capital and Capital Deficiency; Limited Operating History. The Company's predecessor commenced operations in 1985, and the Company was a development stage company through June 30, 1996. Prior to fiscal year 1997, the Company's primary activities had been basic research and development. At June 30, 1997, the Company had an accumulated deficit of ($17,212,516). For the year ended June 30, 1997, the Company recognized revenues of $673,677 and had a net loss of ($2,998,290). For the six months ended December 31, 1997, the Company recognized revenues of $372,203 and a net loss of ($1,764,290). The Company's products currently are at an early stage of development and the Company believes that most of its product sales prior to fiscal year 1997 were to parties evaluating the commercial application of GRADIUM or using the products for research and development. During fiscal year 1997, numerous prototypes for production orders were completed but no commercial orders have been received to date. During fiscal year 1998, the Company's increase in lens sales has been primarily due to laser customers, distributors and wafer chip inspection markets. While the Company has been engaged in some marketing efforts over the past few years that have resulted in some collaborative arrangements or purchases by parties considering the incorporation of GRADIUM in their product designs, these efforts have not resulted in material sales revenues. The Company has continued to operate at a deficit and expects to continue to operate at a deficit for fiscal year 1998 and until such time, if ever, as the Company's operations generate sufficient revenues to cover its costs. The likelihood of the success of the Company must be considered in light of the delays, uncertainties, difficulties and risks inherent in a new business, many of which may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to product development, testing, manufacturing, marketing and competition, and additional costs and expenses that may exceed current estimates. There can be no assurance that revenues will increase significantly in the future or that the Company will ever achieve profitable operations.

         Independent Auditors' Report as to Company's Ability to Continue as a Going Concern. The Company has received a report from its independent auditors that includes an explanatory paragraph regarding uncertainty as to the ability of the Company to continue as a going concern. Among the factors cited by the auditors as raising substantial doubt as to the Company's ability to continue as a going concern are that the Company's recurring losses from operations and resulting continued dependence on external sources of capital raise substantial doubt about the entity's ability to continue as a going concern. The Company may incur losses for the foreseeable future due to the significant costs associated with the development, manufacturing and marketing of its GRADIUM products and due to the continued research and development activities that will be necessary to further refine the Company's technology and products and to develop products with additional applications.

         Anticipation of Operating Losses; Need for Additional Financing. The Company anticipates continuing to incur substantial operating losses for fiscal year 1998 and until such time, if ever, as the Company's operations generate sufficient revenues to offset its costs. The Company expects to incur substantial expenses principally as the result of the various costs associated with the Company's implementation of a sales and marketing program, distribution channels, recruitment and training of personnel and other operating activities and its continuing research and development efforts to expand its product line, and capital expenditures for the scale-up of its manufacturing operations. The Company's potential receipt of revenues from product sales are subject to substantial contingencies, and there can be no assurances concerning the timing and amount of future revenues from product sales, if any. The Company anticipates that product sales and the net proceeds from the Company's private placements of preferred stock completed in July and October 1997 will be sufficient to finance the Company's working capital requirements for at least fiscal year 1998, although the Company's capital requirements are subject to numerous contingencies associated with a company in its early stages of
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
operations. The net proceeds from the Company's private placement completed in February 1998 provides working capital into fiscal 1999 and more rapid entrance into optoelectronics development and sales. The Company's capital requirements after such period will depend on the extent that GRADIUM glass becomes commercially accepted, if at all, and if the Company's marketing program is successful in generating sales sufficient to sustain its operations. There can be no assurance that the Company will generate sufficient revenues to fund its operations. The Company may be required to seek additional financing in the event the proceeds from its private placements of Series A Preferred Stock in July 1997, Series B Preferred Stock in October 1997 and Series C Preferred Stock in February 1998 are insufficient to offset costs associated with unanticipated delays, cost overruns, unanticipated expenses or in the event the Company does not realize anticipated revenues. The Company has no commitments from others to provide such additional financing and there can be no assurance that any such additional financing will be available if needed or, if available, will be on terms acceptable to the Company. In the event such necessary financing is not obtained, the Company's operations will be materially adversely affected and the Company will have to cease or substantially reduce operations. Any additional equity financing may be dilutive to stockholders, and debt financings, if available, may involve restrictive covenants.

         Early Stage of Development of Proposed Products; Need for Market Acceptance. Through June 1996, the Company's primary activities were basic research and development of glass material properties. The Company's current line of GRADIUM products have not been widely sold ( approximately 90 customers as of June 30, 1997) or marketed. While the Company believes its existing products are commercially viable, market feedback may require the Company to further refine these products. Development of additional product lines will require significant further research, development, testing and marketing prior to commercialization. In particular, the Company's lens technology will require substantial further refinement to develop products capable of correcting chromatic optical applications, which is required for many optical product applications. There can be no assurance that any proposed products will be successfully developed, demonstrate desirable optical performance, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed. In order for its products to achieve commercial acceptance, the Company must educate the optical components markets to create product awareness and demand, and, in large part, persuade potential customers to redesign existing products and retool existing assembly processes in order to substitute GRADIUM for existing materials. There can be no assurance that the Company can accomplish the foregoing to the extent necessary to develop market acceptance of its products.

         Uncertainty of Commercialization of the Company's Technology; Limited Number of Potential Customers Testing the Company's Technology. The Company's existing products have not yet achieved commercial acceptance. Through fiscal 1996, product revenues received by the Company have been from purchasers engaged in prototype development, evaluation of the commercial application of the Company's products, or other research and development activities, and purchases have not reached commercial quantities. Most of the Company's fiscal 1997 and 1998 product sales have been to laser customers, distributors and the wafer chip inspection market. Although the Company is engaged in negotiations and discussions with other potential customers, there can be no assurance that any such discussions will lead to development of commercially viable products or significant revenues for the Company, if any, or that any products currently existing or to be developed in the future will attain sufficient market acceptance to generate significant revenues. In order to persuade potential customers to purchase GRADIUM products, the Company will need to overcome industry resistance to, and suspicion of, gradient lens technology that has resulted from previous failed attempts by various researchers and manufacturers unrelated to the Company to develop a repeatable, consistent process for producing lenses with variable refractive indices. The Company must also satisfy prospective customers that it will be able to meet their demand for quantities of GRADIUM products, since the Company will be the sole supplier and licensor. The Company does not have demonstrated experience as a manufacturer and does not have a substantial net worth. There can be no assurance that the Company can accomplish the foregoing to the extent necessary to develop market acceptance of its products. Prospective customers will need to make substantial expenditures to redesign products to incorporate GRADIUM lenses. There can be no assurances that potential customers will view GRADIUM's benefits as sufficient to warrant such design expenditures.

         Dependence on Key Personnel, Need for Additional Personnel. The operations of the Company depend to a significant extent upon the efforts of Leslie A. Danziger, the Company's Chairman of the Board and CEO, who conceived the Company's technology and strategic plan and who is substantially responsible for planning and guiding the Company's direction. In addition, the Company's success depends upon the contributions of Donald E. Lawson, the Company's
President, whose responsibilities for the Company's operations are very substantial. Each of the foregoing officers has an employment agreement with the Company that provides, among other things, for severance compensation in certain events. The loss of any of these key employees would adversely affect the Company's business. The Company has obtained key employee life insurance policies in the amount of $3,000,000 on the life of Ms. Danziger and $1,000,000 on the life of Mr. Lawson. The Company had thirty-one employees on January 1, 1998. Additional personnel will need to be hired if the Company is able to successfully expand its operations. There can be no assurance that the Company will be able to identify, attract and retain employees with skills and experience necessary and relevant to the future operations of the Company's business.

         Competition. The optical lens and components markets are intensely competitive and numerous companies, substantially all of which have greater financial and other resources than the Company, provide products and services that compete with those offered by the Company. The Company competes with manufacturers of conventional spherical lens products and aspherical lens products, producers of optical quality glass and other developers of gradient lens technology and products. In the markets for conventional and aspheric lenses, the Company will be competing against, among others, established international industry giants. Many of these companies also are primary customers for optical components, and therefore have significant control over certain markets for the Company's products. The Company is aware of other companies that are attempting to develop radial gradient lens technology, and it is possible that other companies of which the Company is not yet aware are attempting to develop axial gradient lens technology similar to the Company's technology. There can be no assurance that existing or new competitors will not develop technologies that are superior to or more commercially acceptable than the Company's technology and products.

         Limited Marketing and Sales Capabilities; Fragmented Market. The Company's operating results will depend to a large extent on its ability to educate the various industries utilizing optical glass about the advantages of GRADIUM and to market GRADIUM products to the participants within those industries. The Company currently has very limited marketing capabilities and experience and will need to hire additional sales and marketing personnel, develop additional sales and marketing programs and establish sales distribution channels in order to achieve and sustain commercial sales of its products. In October 1997, the Company hired a Vice President of Sales to develop its sales and marketing program and recruit personnel. While the Company has developed a marketing plan, there can be no assurance that the plan will be implemented or, if implemented, will succeed in creating sufficient levels of customer demand for the Company's products. The markets for optical lenses and components are highly fragmented. Consequently, the Company will need to target particular market segments in which it believes it may have the most success. It may be very difficult for the Company to penetrate any particular market segment, and any attempt will require a substantial, but unknown, amount of effort and resources. The fragmented nature of the optical products market may impede the Company's ability to achieve commercial acceptance for its products. In addition, the Company's success will depend in great part on its ability to develop and implement a successful marketing and sales program. There can be no assurance that any marketing and sales efforts undertaken by the Company will be successful or will result in any significant sales of the Company's products. If the sales and marketing efforts implemented by the Company do not generate expected revenues, the Company may be required to seek additional financing or alter its business plan.

         Dependence on Patents and Proprietary Technology. The Company's success will depend, in part, on its ability to obtain protection for its products and technologies under United States and foreign patent laws, to preserve its trade secrets, and to operate without infringing the proprietary rights of third parties. There can be no assurance that patent applications relating to the Company's products or potential products will result in patents being issued, that any issued patents will afford adequate protection to the Company or not be challenged, invalidated, infringed or circumvented, or that any rights granted thereunder will afford competitive advantages to the Company. Furthermore, there can be no assurance that others have not independently developed, or will not independently develop, similar products and/or technologies, duplicate any of the Company's product or technologies, or, if patents are issued to, or licensed by, the Company, design around such patents. There can be no assurance that patents owned or licensed by the Company and issued in one jurisdiction will also issue in any other jurisdiction. Furthermore, there can be no assurance that the Company can adequately preserve proprietary technology and processes that it maintains as trade secrets. An inability by the Company to develop and adequately protect its proprietary technology and other assets could have a material adverse effect on the Company's business, financial condition and results of operations.

         Dependence on Others. The Company's strategy for the research, development and commercialization of certain of its products entails entering into various arrangements with corporate partners, OEMs, licensees and others in order to generate product sales, license fees, royalties and other funds adequate for product development. The Company may also rely on its collaborative partners to conduct research efforts, product testing and to manufacture and market certain of the Company's products. Although the Company believes that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within the control of the Company. There can also be no assurance that the Company will be successful in establishing any such collaborative arrangements or that, if established, the parties to such arrangements will assist the Company in commercializing products. Presently the Company has entered into a development agreement with an endoscope manufacturer pursuant to which it has developed prototype lenses. There can be no assurance that such endoscope manufacturer will progress to a production phase or, if production commences, that the Company will receive significant revenues from this relationship. In 1996, the Company terminated its agreement with a catalog company to distribute certain of its products on an exclusive basis. While the Company has no agreement with such catalog company with respect to the future distribution of the Company's products, it anticipates continuing such relationship on a non-exclusive basis. In 1997, the Company formalized relationships with seven foreign distributors to create markets for GRADIUM in their respective countries. There can be no assurance that these parties, or any future partners, will perform their obligations as expected or that any revenue will be derived from such arrangements.

         Limited Manufacturing Capability. Prior to the Company's February 1996 IPO, the Company had minimal experience in manufacturing optical components. In addition, the Company had limited resources to manufacture its products. Proceeds from the IPO were primarily used to expand its manufacturing facilities and hire personnel to scale-up production activities. In March 1996, the Company entered into a 5 year lease for a new corporate headquarters and larger manufacturing facility in Albuquerque, New Mexico. Within such 13,300 square foot facility, the Company established its present manufacturing processes. The Company believes that the present manufacturing facilities are sufficient for its planned operations over the next several years. However, the Company does not have any experience manufacturing products in quantities sufficient to meet commercial demand. If the Company is unable to manufacture its products in sufficient quantities and in a timely manner to meet customer demand, the Company's business, financial condition and results of operations will be materially adversely affected.

         Product Liability Exposure. The sale of the Company's optical products will involve the inherent risk of product liability claims against the Company. The Company currently does not maintain product liability insurance coverage, but intends to procure such insurance in the future. Product liability insurance is expensive, subject to various coverage exclusions and may not be obtainable on terms acceptable to the Company. Moreover, the amount and scope of any coverage may be inadequate to protect the Company in the event that a product liability claim is successfully asserted against the Company.

         Immediate and Substantial Dilution. Purchasers of the securities offered hereby will incur immediate substantial dilution in the per share net tangible book value of their Class A Common Stock. Therefore, purchasers of the securities offered hereby will bear a proportionately greater risk of loss than the Company's current stockholders.

         Charge to Income in the Event of Conversion of Class E Common Stock. In the event any shares of the Company's Class E Common Stock held by stockholders who are officers, directors, employees or consultants of the Company are converted into shares of Class A Common Stock, the Company will record compensation expense for financial reporting purposes during the period in which such conversion occurs. Therefore, if the Company attains any of the earnings thresholds or the Company's Class A Common Stock meets certain minimum bid prices required for the conversion of the shares of Class E Common Stock, such conversion will be deemed additional compensation expense of the Company. Accordingly, the Company will, in the event of the conversion of the Class E Common Stock, recognize during the period in which the reportable earnings thresholds are met or such minimum bid prices obtained, what could be a substantial charge that would have the effect of significantly increasing the Company's reportable loss or reducing or eliminating reportable earnings, if any, for such period. Such charge will equal the fair market value of such shares on the date of release, which may be substantial. Although the amount of compensation expense recognized by the Company will not affect the Company's total stockholders' equity, it may have a material negative effect on the market price of the Company's securities. Since Class E shares are not treated as outstanding for purposes of earnings per share calculations, the increase in the number of shares of Class A Common Stock upon conversion of any series of Class E Common Stock will have a material adverse effect on the Company's earnings per share.

         Control by Present Holders of Common Stock; Voting Trust. The Company's principal stockholders beneficially owned 250,210 shares of Class A Common Stock, 1,106,809 shares of the combined Class E Common Stock, representing 9% of the outstanding Class A Common Stock, 28% of the combined outstanding Class E Common Stock, and 20% of the total combined voting power of all of the Common Stock outstanding at September 12, 1997. In addition, certain stockholders of the Company holding approximately 18% of the total voting power have entered into a voting trust agreement. Additional stockholders may subsequently join the voting trust. Pursuant to the voting trust, Leslie A. Danziger, the Company's Chairman and CEO, is granted the authority to vote all of the shares subject to the voting trust on all matters that the Company's stockholders are entitled to vote. Accordingly, Ms. Danziger will likely be able to influence the election of the Company's directors and thereby direct the policies of the Company. Holders of the Company's issued and outstanding Preferred Stock have no voting rights. Consequently, the holders thereof will have no such rights until and unless such shares are converted into Class A Common Stock.

         Future Sales of Common Stock. As of February 22, 1998, less than 5% of the Company's outstanding Common Stock are "restricted securities" as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and under certain circumstances may be sold without registration pursuant to such rule. Although no significant sales have occurred, the Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Company's securities although any future sales of substantial amounts of securities pursuant to Rule 144 could adversely affect prevailing market prices.

         Dividends Unlikely. The Company has not paid any cash dividends on its Common Stock and does not intend to declare or pay cash dividends in the foreseeable future. The Company expects that it will retain all available earnings, if any, to finance and expand its business.

         Arbitrary Determination of Warrant Exercise Price. The exercise price of the warrants and other terms of such securities have been arbitrarily established by negotiation between the Company and one Underwriter with respect to the Class A and Class B Warrants and with the placement agent with respect to the Class C, Class D, Class E, Class F, Class G and Class H Warrants, and do not necessarily bear any relationship to the Company's asset value, net worth or financial condition of the Company or any generally recognized criteria of value and should not be regarded as an indication of any future market price of the Company's securities.

         Effect of Outstanding Options and Warrants. As of December 31, 1997, the Company had outstanding (i) 2,679,000 Class A Warrants to purchase an aggregate of 2,679,000 shares of Class A Common Stock and 2,679,000 Class B Warrants; (ii) 1,840,000 Class B Warrants to purchase 1,840,000 shares of Class A Common Stock; (iii) the Unit Purchase Option to purchase an aggregate of 240,000 Units; (iv) 832,000 shares of Class A Common Stock reserved for the conversion of Series A Preferred Stock and exercise of Class C and Class D Warrants, (v) 1,500,000 shares of Class A Common Stock reserved for the conversion Series B Preferred Stock and exercise of Class E and Class F Warrants; (vi) 1,750,000 shares of Class A Common Stock reserved for the Selling Securityholders Securities; and (vii) outstanding options to purchase an aggregate of 809,175 shares of Class A Common Stock, 117,862 shares of Class E-1, 117,862 shares of Class E-2 and 78,575 shares of Class E-3 Common Stock. As of December 31, 1997, the Company also has an additional 1,138,226 shares of Class A Common Stock reserved for issuance under its Omnibus Incentive Plan and Directors Stock Incentive Plan. For the respective terms of such Warrants, options and the Unit Purchase Option, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Class A Common Stock with a resulting dilution in the interests of the other stockholders. Further, the terms on which the Company may obtain additional financing during the period such options and Warrants remain exercisable may be adversely affected by the existence of such options and Warrants. The holders of the Company's outstanding Warrants may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided therein.

         Potential Adverse Effect of Redemption of IPO Warrants. Commencing February 22, 1997, the Class A and Class B Warrants may be redeemed by the Company at a redemption price of $.05 per Warrant upon 30 days' notice provided the average closing bid price (as defined herein) of the Class A Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption exceeds $9.10, in the case of the Class A Warrants, or $12.25, in the case of the Class B Warrants (subject to adjustment in each case). Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, to sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption.

         Possible Adverse Effects of Authorization of Preferred Stock, Anti-Takeover Provisions. The Company's Certificate of Incorporation authorizes the issuance of 5,000,000 shares of "blank check" Preferred Stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue additional Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. As of the date of this Prospectus, the Company has authorized 250 shares of Series A Preferred Stock, 300 shares of Series B Preferred Stock, and 500 shares of Series C Preferred Stock, of which 180, 230 and 375 shares, respectively, have been issued and 55, 225 and 375 shares respectively, were outstanding. Although the Company has no present intention to issue any additional shares of Preferred Stock, there can be no assurance that the Company will not do so in the future. In addition, the Company's Certificate of Incorporation requires a super majority vote of stockholders to approve certain transactions, a classified Board of Directors and certain other provisions that may have the effect of discouraging a change of control of the Company. Further, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law which may have the effect of discouraging persons from pursuing a non-negotiated takeover of the Company and delaying or preventing certain changes of control.

         Limitation of Liability of Directors. The Company's Certificate of Incorporation provides that directors of the Company shall not be personally liable for monetary damages to the Company or its stockholders for a breach of fiduciary duty as a director, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in the Certificate of Incorporation could prevent the recovery of monetary damages against directors of the Company.

         Possible Adverse Effect on the Liquidity of the Company's Securities Due to Securities and Exchange Commission Investigation of the IPO Underwriter and Blair & Co. and Recent Settlement by Blair & Co. with NASD. The Securities and Exchange Commission (the "Commission") is conducting an investigation concerning various business activities of the Underwriter in the Company's IPO (the "IPO Underwriter") and D.H. Blair & Co., Inc., ("Blair & Co.") a selling group member which distributed a substantial portion of the IPO Units. The Company has been advised by the IPO Underwriter that the investigation has been ongoing since at least 1989 and that it is cooperating with the investigation. The IPO Underwriter cannot predict whether this investigation will ever result in any type of formal enforcement action against the IPO Underwriter or Blair & Co.

         In July 1997, Blair & Co., its Chief Executive Officer and its head trader consented, without admitting or denying any violations, to a settlement with the NASD Regulation, Inc. ("NASDR"), the regulatory oversight subsidiary of the National Association of Securities Dealers, Inc. ("NASD") District Business Conduct Committee for District No. 10 to resolve allegation of NASD rule and securities law violations in connection with mark-up and pricing practices and adequacy of disclosures to customers regarding market-making activities of Blair & Co. in connection with certain securities issues during the period from June 1993 through May 1995 where Blair & Co. was the primary selling group member. NASDR alleged the firm failed to accurately calculate the contemporaneous cost of securities in instances where the firm dominated and controlled after-market trading, thereby causing the firm to charge its customers excessive mark-ups. NASDR also alleged the firm did not make adequate disclosure to customers about its market-making activities in two issues. As part of the settlement, Blair & Co. has consented to censure and has agreed to pay a $2 million fine, make $2.4 million in restitution to retail customers, employ an independent consultant for two years to review and make recommendations to strengthen the firm's compliance procedures, and has undertaken for twelve months not to sell to its retail customers (excluding banks and other institutional investors) more than 60% of the total securities sold in any securities offering in which it participates as an underwriter or selling group member. The Chief Executive Officer of Blair & Co. has agreed to settle failure to supervise charges by consenting to a censure, the imposition of a $300,000 fine and a 90-day suspension from associating with any member firm and has undertaken to take certain requalification examinations. The settlement with NASDR does not involve or relate to the IPO Underwriter, its chief executive officer or any of its other officers or directors.

         Blair & Co. currently makes a market in the Company's securities see "Possible Restrictions and Potential Effect of Blair & Co. Acquisition on Market-Making Activities in Company's Securities." The Company is unable to predict whether Blair & Co.'s settlement with the NASDR or any unfavorable resolution of the Commission's investigation will have any effect on such firm's ability to make a market in the Company's securities and, if so, whether the liquidity or price of the Company's securities would be adversely affected.


         Possible Restrictions and Potential Effect of Blair & Co. Acquisition on Market-Making Activities in Company's Securities. On January 9, 1998, Barington Capital Group L.P. , a New York investment bank, agreed to acquire most of the assets of Blair & Co. The Company is not able to determine the impact, if any, this acquisition will have on the Company's securities. Blair & Co. currently makes a market in the Company's securities. In addition, Regulation M, which was adopted to replace Rule 10b-6 under the Exchange Act may prohibit Blair & Co. from engaging in any market-making activities with regard to the Company's securities for the period of up to five business days (or such other applicable period as Regulation M may provide) prior to any solicitation by the IPO Underwriter of the exercise of Class A and Class B Warrants until the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that such IPO Underwriter may have to receive a fee for the exercise of Warrants following such solicitation. As a result, Blair & Co. may be unable to provide a market for the Company's securities during certain periods while the Warrants are exercisable. In addition, under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Class A Warrants issued to the Bridge Securityholders in the Company's IPO and offered for sale may not simultaneously engage in market-making activities with respect to any securities of the Company for the applicable restricted period prior to the commencement of such distribution. Accordingly, in the event the IPO Underwriter or Blair & Co. engages in a distribution of any of the Bridge

Securityholders' Warrants, neither of such firms will be able to make a market in the Company's securities during the applicable restrictive period. Any temporary cessation of such market-making activities could have an adverse effect on the market price of the Company's securities.

         Risk of Low-Priced Stock. If the Company's securities were delisted from Nasdaq (See "Risk Factors--Nasdaq Listing and Maintenance Requirements"), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in the IPO to sell any of the securities acquired hereby in the secondary market.

         The Commission has adopted regulations which generally define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

         The foregoing required penny stock restrictions will not apply to the Company's securities if such securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest.

         If the Company's securities were subject to the existing rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.

         Non-Registration in Certain Jurisdictions of Shares Underlying the Warrants and Preferred Stock; Need for Current Prospectus. Although none of the shares of Common Stock offered hereby will knowingly be sold to purchasers in jurisdictions in which such securities are not registered or otherwise qualified for sale, purchasers may buy such securities in the aftermarket in, or may move to, jurisdictions in which such shares of Common Stock are not so registered or qualified during the period that the Warrants are exercisable or the Preferred Stock is convertible. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants or convert their Preferred Stock unless and until the underlying securities could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption to such qualification exists in such jurisdiction. In addition, investors will not be able to exercise their Warrants or convert their Preferred Stock, unless at the time of exercise the Company has a current prospectus covering the shares of Class A Common Stock underlying the Warrants and Preferred Stock, as the case may be. No assurances can be given that the Company will be able to effect any required registration or qualification or maintain a current prospectus.

         Nasdaq Listing and Maintenance Requirements, Risk of Delisting. The Units, Class A Common Stock and Class A and Class B Warrants are currently traded on Nasdaq SmallCap Market ("Nasdaq"). Under the rules for continued listing on Nasdaq SmallCap Market, a company is required to maintain at least $2,000,000 in "net tangible assets" ("net tangible assets" equals total assets less total liabilities and goodwill) or at least $35,000,000 in total market capitalization or at least $500,000 in net income in two out of its last three fiscal years, as well as at least 500,000 shares in public float, at least

$4,000,000 in market value of the public float and a bid price of not less than $1.00 per share, and meet certain corporate governance standards. Upon notice of a deficiency in one or more of the maintenance requirements, the Company would be given between 10 to 90 days (depending on the criteria which is not satisfied) to comply with the maintenance standards. Failure of the Company to meet the maintenance requirements of Nasdaq could result in the Company's securities being delisted from Nasdaq, with the result that the Company's securities would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau Incorporated. As a consequence of such delisting, an investor could find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's securities. Among other consequences, delisting from Nasdaq may cause a decline in the stock price and difficulty in obtaining future financing.

         Stock Market Volatility. There have been periods of extreme volatility in the stock market, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. General market price declines or market volatility in the future could adversely affect the price of the Common Stock. In certain cases, volatility in the price of a given security can result from the short-term trading strategies of certain market segments. Such volatility can distort market value and can be particularly severe in the case of smaller capitalization stocks and immediately before or after an important corporate event such as a public offering.

         Risk of Insufficient Funds Available to Effect Redemptions. In the events of conversion of the Series A, Series B or Series C Preferred Stock or exercise of their accompanying Class C, Class E and Class G Warrants, respectively, in a manner that would cause an undue dilution of its Common Stock, the Company has the right to redeem such preferred stock and warrants for cash. In addition, a Liquidation Event (as defined in the Company's applicable Certificates of Designation) may require redemption of the Series A, Series B or Series C Preferred Stock for cash. There can be no assurance that in either of the foregoing events that the Company will have adequate cash to effect such cash redemptions.


                                 USE OF PROCEEDS

         All proceeds from the resale of any securities offered hereby will be received by the respective Selling Securityholders. In the event that all of the 337,078 outstanding Class G Warrants, and all of the 58,427 outstanding Class H Warrants are exercised, the Company would receive net proceeds of approximately $2,642,000. Holders of Warrants are not obligated to exercise their Warrants. There can be no assurance that the Warrantholders will choose to exercise all or any of their Warrants. The Company intends to use the net proceeds received upon the exercise of the Warrants, if any, for general corporate purposes and working capital, including but not limited to marketing efforts, research and development programs and continuing product development.


                         DETERMINATION OF OFFERING PRICE

         An aggregate of up to 1,750,000 of the 1,758,490 shares of Common Stock offered are issuable upon the exercise of the Class G and Class H Warrants and the conversion of the Series C Preferred Stock. The subsequent sale of the shares of Common Stock received upon exercise of the Warrants and conversion of the Series C Preferred Stock and the sale of the remaining 8,490 shares of Common Stock currently outstanding will be determined by the respective Selling Securityholder at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

                             SELLING SECURITYHOLDERS

         An aggregate of 1,758,490 shares of Class A Common Stock may be offered for resale by the Selling Securityholders from time to time. The shares of Class A Common Stock offered hereby include 1,750,000 shares which are issuable upon exercise of 337,078 Class G Warrants, and 58,427 Class H Warrants and upon conversion of 375 shares of Series C Preferred Stock, all of which are currently outstanding. Each Class G and Class H Warrant is exercisable for one share of Class A Common Stock. Each share of Series C Preferred Stock is convertible into a number of shares of Class A Common Stock determined by dividing its stated value on the date of conversion by a conversion price. The conversion price is defined as the lesser of (i) $6.675 or (ii) 85% of the average closing bid price of the Company's Class A Common Stock for the five days preceding the conversion date. All of the Class G Warrants, Class H Warrants, Series C Preferred Stock and Class A Common Stock were acquired by the Selling Securityholders in connection with a private placement completed by the Company in February 1998.

         The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of February 1, 1998, and as adjusted to reflect the sale of the Class A Common Stock being offered hereby, by the Selling Securityholders. Except as described below, there are no material relationships between any of the Selling Securityholders and the Company, nor have any such material relationships existed within the past three years.

                                                                                  ---------------------------------------------

                                                                                             Shares Beneficially owned
                                                                                                   After Offering (1)
                                                                                  ---------------------------------------------
                                          --------------------- -----------------
                                          Shares Beneficially      Number of          Number        Percent of     Percent of
                                           owned Prior to the     Shares Being                        Class A         All
                                           Offering (1)(2)(3)     Offered (3)                      Common Stock    Classes of
                                                                                                                  Common Stock
                                          --------------------- ----------------- ---------------- -------------- -------------
       Cranshire Capital LLP                      200,513(4)         93,035(5)       107,478(4)         3%            1.5%
       EP Opportunity Fund, LLC                   548,295(6)        232,588(7)       310,307(6)         8%             4%
       JRA Enterprises                             11,629(8)            11,629              -0-          *             *
       Kopin Rice Corporation                      69,776(9)            69,776              -0-          *             *
       Keyway Investments, LTD                   908,206(10)       465,175(11)      443,031(10)         12%            6%
       Swartz Family Partnership, LP          42,948(12)(21)            15,309       27,639(12)          *             *
       KendrickFamily Partnership LLP         33,549(13)(21)            15,309       18,240(13)          *             *
       Brad Hathorn                            4,928(14)(21)             2,000        2,925(14)          *             *
       Jerry Harris                            8,698(15)(21)             2,500        6,198(15)          *             *
       Carl Johnson                            5,500(17)(21)             1,500        4,000(17)          *             *
       Davis Holden                            6,500(18)(21)             1,500        5,000(18)          *             *
       Frank Mauro                            32,810(16)(21)            15,309       27,640(16)          *             *
       Chuck Whiteman                          4,265(19)(21)             1,500        2,765(19)          *             *
       Dwight Bronnum                          1,000(20)(21)               250            750(20)        *             *
       Robert Hopkins                          1,000(20)(21)               250            750(20)        *             *
       H. Nelson Logan                             1,000(21)             1,000                  0        *             *
       James Mills                                 1,000(21)             1,000                  0        *             *
       Kelley Smith                                1,000(21)             1,000                  0        *             *
       Swartz Investments LLC                          8,490             8,490                  0        *             *

     * Represents beneficial ownership of less than 1%.

(1) Except as otherwise noted, and subject to community property laws, where applicable, each person named in the table has sole voting power and investment power with respect to all shares shown as beneficially owned.
(2) As noted below, the information set forth below includes shares of Class A Common Stock issuable upon conversion of shares of the Company's Series A and Series B Preferred Stock which are presently outstanding. Each share of Series A and Series B Preferred Stock is convertible into a number of shares of Class A Common Stock determined by dividing its stated value on the date of conversion by a conversion price. The Series A and Series B conversion price is defined as the lesser of (i) $5.625 and $7.2375 respectively, or (ii) 85% of the average closing bid price of the Company's Class A Common Stock for the five days preceding the conversion date. For purposes of the information set forth in this table, it is assumed that each outstanding share of Series A and Series B Preferred Stock was converted as of March 1, 1998 into approximately 1,872 and 1,427 shares, respectively, of Class A Common Stock.
(3) As noted below, the information set forth below includes shares of Class A Common Stock issuable upon conversion of shares of the Company's Series C Preferred Stock which are presently outstanding. Each share of Series C Preferred Stock is convertible into a number of shares of Class A Common Stock determined by dividing its stated value on the date of conversion by a conversion price. The conversion price is defined as the lesser of (i) $6.675 or (ii) 85% of the average closing bid price of the Company's Class A Common Stock for the five days preceding the conversion date. For purposes of the information set forth in this table, it is assumed that each share of Series C Preferred Stock was converted as of March 1, 1998 into approximately 1,505 shares of Class A Common Stock.
(4) Includes 200,513 shares of which 44,396 were received from the conversion of 15 shares of Series A Preferred Stock and related Class C Warrants and 156,117 shares issuable upon (A) conversion of (i) 20 shares of Series B Preferred Stock and (ii) 40 shares of Series C Preferred Stock and upon (B) the exercise of (i) 34,542 Class E Warrants and (ii) 35,955 Class G Warrants to purchase shares of Class A Common Stock.
(5) Includes 93,035 shares issuable upon conversion of 40 shares of Series C Preferred Stock and assumes the exercise of Class G Warrants to purchase 35,955 shares of Class A Common Stock.
(6) Includes 548,295 shares issuable upon (A) conversion of (i) 35 shares of Series A Preferred Stock (ii) 65 shares of Series B Preferred Stock and
     (iii) 100 shares of Series C Preferred  Stock and upon (B) the  exercise of
     (i) Class C Warrants to purchase 62,222 shares, (ii) 89,810 Class E Warrants and (iii) 89,888 Class G Warrants to purchase shares of Class A Common Stock.
(7) Includes 232,588 shares issuable upon conversion of 100 shares of Series C Preferred Stock and assumes the exercise of Class G Warrants to purchase 89,888 shares of Class A Common Stock.
(8) Includes 11,629 shares issuable upon conversion of 5 shares of Series C Preferred Stock and assumes the exercise of Class G Warrants to purchase 4,494 shares of Class A Common Stock.
(9) Includes 69,776 shares issuable upon conversion of 30 shares of Series C Preferred Stock and assumes the exercise of Class G Warrants to purchase 26,966 shares of Class A Common Stock.
(10) Includes 908,206 shares which 82,162 were received from the conversion of 45 shares of Series A Preferred Stock and 826,044 shares issuable upon (A) conversion of (i) 100 shares of Series B Preferred Stock and (ii) 200 shares of Series C Preferred Stock and upon (B) the exercise of (i) 80,000 Class C Warrants (ii) 138,169 Class E Warrants and (ii) 179,775 Class G Warrants to purchase shares of Class A Common Stock.
(11) Includes 465,175 shares issuable upon conversion of 200 shares of Series C Preferred Stock and assumes the exercise of Class G Warrants to purchase 179,775 shares of Class A Common Stock.
(12) Includes 42,948 shares issuable upon the exercise of 15,750 Class D Warrants, 11,889 Class F Warrants and 15,309 Class H Warrants.
(13) Includes 33,549 shares of which 6,351 were received from the exercise of Class D Warrants and 27,198 shares issuable upon the exercise of 11,889 Class F Warrants and 15,309 Class H Warrants.
(14) Includes 4,928 shares of which 928 were received from the exercise of Class D Warrants and 4000 shares issuable upon the exercise of 2,000 Class F Warrants and 2,000 Class H Warrants.
(15) Includes 8,698 shares of which 2,198 were received from the exercise of Class D Warrants and 6,500 shares issuable upon the exercise of 4,000 Class F Warrants and 2,000 Class H Warrants.
(16) Includes 32,810 shares of which 5,611 were received from the exercise of Class D Warrants and 27,199 shares issuable upon the exercise of 11,890 Class F Warrants and 15,309 Class H Warrants.
(17) Includes 5,500 shares issuable upon the exercise of (i) 2,000 Class D Warrants, (ii) 2,000 Class F Warrants and (iii) 1,500 Class H Warrants.
(18) Includes 6,500 shares issuable upon the exercise of (i) 3,000 Class D Warrants, (ii) 2,000 Class F Warrants and (iii) 1,500 Class H Warrants..
(19) Includes 4,265 shares of which 1,265 were received from the exercise of Class D Warrants and 3,000 shares issuable upon the exercise of 1,500 Class F Warrants and 1,500 Class H Warrants.
(20) Includes 1,000 shares of which 500 were received from the exercise of Class D Warrants and 500 shares issuable upon the exercise of 250 Class F Warrants and 250 Class H Warrants.
(21) Each of these persons were designated by Swartz Investments, LLC to receive certain securities issuable to Swartz. See "Certain Relationships".

                              CERTAIN RELATIONSHIPS

         All of the Class D and Class F Warrants were issued to Swartz Investments, LLC or its designees (collectively "Swartz") along with cash placement fees as consideration for its services as placement agent in connection with the Company's sales of Series A Preferred Stock in July 1997 and Series B Preferred Stock in October 1997, respectively.

         All of the Class G Warrants were issued to Swartz with a cash placement fee of $187,500 and 8,490 shares of unregistered Class A Common Stock equal to 1 1/2% of the gross proceeds from the sale of Series C Preferred Stock as compensation for their services as placement agent in connection with the February 1998 private placement of 375 shares of its Series C Preferred Stock.

         The purchasers of the Company's Series A, Series B and Series C Preferred Stock have a right of first offer to participate in any issuances of equity or debt securities by the Company during the respective one year period commencing on the date which such shares of Series A, Series B or Series C Preferred Stock, as the case may be, were sold. Swartz Investments LLC has the right of first refusal to act as placement agent with respect to any future private financings by the Company during the one year period ended July 1998.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock offered hereby the ("Selling Securityholders' Securities") may be sold from time to time by the Selling
Securityholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Securityholders' Securities may be sold in one or more of the following types of transactions:
(a) a block trade in which the broker-dealer so engaged will attempt to sell the Selling Securityholders' Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in the resales.

         In connection with distributions of the Selling Securityholders' Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Selling Securityholders' Securities in the course of hedging the positions they assume with Selling
Securityholders. The Selling Securityholders may also sell Selling Securityholders' Securities short and redeliver the Selling Securityholders' Securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Selling Securityholders' Securities, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. The Selling Securityholders may also loan or pledge Selling
Securityholders' Securities to a broker-dealer and the broker-dealer may sell the Selling Securityholders' Securities so loaned or, upon a default, the broker-dealer may effect sales of the pledged Selling Securityholders' Securities pursuant to this Prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         All costs, expenses and fees in connection with the registration of the Selling Securityholders' Securities offered hereby will be borne by the Company. Commission and discounts, if any, attributable to the sales of the Selling
Securityholders'   Securities   will  be   borne  by  the   respective   Selling

Securityholders. The Selling Securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Selling Securityholders' Securities against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Securityholders have agreed to indemnify certain persons including broker-dealers or agents against certain liabilities in connection with the offering of the Selling Securityholders' Securities, including liabilities arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                            DESCRIPTION OF SECURITIES

         For a description of the Company's Class A Common Stock see the Company's Registration Statement on Form SB-2 filed with the Commission on December 7, 1995 and incorporated by reference into this Prospectus.

         Each Class G Warrant entitles the holder to purchase one share of Class A Common Stock at $6.68 per share at any time through February 2001. Each Class H Warrant entitles the holder to purchase one share of Class A Common Stock at $6.68 per share at any time through February 2003. For a description of the Class G Warrants and Class H Warrants see Exhibit 4.7 and Exhibit 4.8 to the Registration Statement.

         Each share of Series C Preferred Stock is convertible into a number of shares of Class A Common Stock at the option of the holder at any time commencing in June, 1998, subject to certain volume limitations applicable until November, 1998. The number of shares of Class A Common Stock issuable upon conversion of the Series C Preferred Stock is determined by dividing the stated value of the Series C Preferred Stock on the date of conversion by a conversion price. The conversion price is defined as the lesser of (i) $6.675 or (ii) 85% of the average closing bid price of the Company's Class A Common Stock for the five days preceding the conversion date. Each share of Series C Preferred Stock has a stated value of $10,000 plus an 8% per annum premium.

                                  LEGAL MATTERS

         Certain legal matters with respect to the Company and the validity of the securities offered hereby will be passed upon for the Company by Squire, Sanders & Dempsey L.L.P., Phoenix, Arizona.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         On October 13, 1997, James L. Adler, Jr. was appointed to serve as a Director of the Company for a two year term. Mr. Adler is a partner of the law firm of Squire, Sanders & Dempsey, L.L.P.

                                     EXPERTS

         The financial statements of the Company as of June 30, 1997, and for the year then ended, have been incorporated by reference in this Prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG Peat Marwick LLP covering the June 30, 1997, financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and resulting continued dependence on external sources of capital raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

         The statements of operations, stockholders' equity (deficiency in net assets), and cash flows of the Company, for the year ended June 30, 1996, incorporated by reference in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report thereon also incorporated by reference (which contains an explanatory paragraph with respect to going concern mentioned in the Notes to the financial statements). Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the shares of Class A Common Stock offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of Class A Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

                              --------------------
                                TABLE OF CONTENTS
                                                         Page
                                                         ----
                      Available Information              2
                      Prospectus Summary                 3
                      Risk Factors                       7
                      Use of Proceeds                    15
                      Determination of Offering Price    15
                      Selling Securityholders            16
                      Certain Relationships              18
                      Plan of Distribution               18
                      Description of Securities          19
                      Legal Matters                      19
                      Experts                            19


                              --------------------


                          LIGHTPATH TECHNOLOGIES, INC.

                    1,758,490 Shares of Class A Common Stock

                              --------------------
                                   PROSPECTUS
                              --------------------
                                 March 31 , 1998